Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
OPERATIONAL UPDATE MANAVI 12 WELL
November 19, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today issued an update on the ongoing operations to prepare the Manavi 12 well in Georgia for the planned acid fracturing stimulation program.
At the M12 well located on the Manavi Cretaceous oil discovery, the 2 7/8” production tubing and packer have been successfully removed from the well, and the well has been cleaned to a level below the planned zone of treatment. The next stages in the preparation of the well include setting a temporary plug to reduce the interval to be treated and running a 5” frac string in the well so as to maximise the chances of a successful fracturing operation. Once the reservoir has been fractured and communication established with the formation, the well will be flow tested.
The stimulation operation will focus on a 230 feet (approximately 70 metres) interval in the upper part of the carbonate reservoir section. The reservoir has already flowed 40.5o API oil to surface following the initial matrix acid treatment in April 2007 which demonstrated the effectiveness of acid to clean the reservoir and stimulate flow, but not sufficient to completely break through the suspected near wellbore damage. The extent of the formation damage is believed to be beyond that which can be cleaned using a simple acid stimulation process and hence a more powerful hydraulic acid-fracturing stimulation treatment is now scheduled.
The acid for the stimulation has been purchased and preparations for mobilising the acid to Georgia have already commenced. Schlumberger who has been contracted to provide equipment and services are sending a representative to Georgia this week to meet with the Company in order to finalise preparations and provide a time frame for the mobilisation of the equipment.
Vincent McDonnell, President and Chief Executive Officer commented, “I am pleased that the production tubing and packer have been successfully and safely removed from M12 following the earlier technical delays and we can now continue with our preparations for the acid fracturing stimulation. Our people are doing everything to ensure that this operation will be completed as quickly, efficiently and as safely as possible. We are in negotiations with Schlumberger to mobilise the equipment as quickly as possible, but the timing of the arrival of the fracturing equipment on site in Georgia is not within our control, however, once mobilisation of the equipment has commenced we will issue a further statement.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 973-6441
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206